Exhibit 99.1
Conn’s, Inc. Reports Second Quarter Fiscal Year 2020 Financial Results
Total Retail Sales Increased 3.3% and Same Store Sales in non-Hurricane Harvey Impacted Markets Increased 0.4%
Earnings per Diluted Share Increased 17.0% to a Second Quarter Record of $0.62 Per Diluted Share
Repurchased approximately 1.9 Million Shares at an Average Share Price of $18.30 in the Second Quarter of Fiscal Year 2020
Announces Fiscal Year 2021 Florida Expansion

THE WOODLANDS, Texas, September 3, 2019 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended July 31, 2019.
“Retail sales growth as a result of new store openings, strong retail profitability, and favorable credit performance drove record second quarter earnings of $0.62 per diluted share. Our e-commerce sales are quickly ramping, and we are well positioned to serve our customers online as we expand our geographic footprint. During the second half of this fiscal year, we expect to lap the benefits Hurricane Harvey rebuilding efforts had on same store sales, which has impacted the year-over-year sales comparison over the past four quarters,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“With strong operating performance and financial results, I am excited to announce our plans to enter the Florida market next fiscal year. We believe that the state of Florida can support over 40 Conn’s HomePlus locations once fully penetrated. Positive momentum is accelerating across our business and we believe fiscal year 2020 is shaping up to be a year of strong earnings and operational growth,” concluded Mr. Miller.
Second quarter of fiscal year 2020 highlights include:

•	Total retail sales of $306.1 million, an increase of 3.3% over the prior fiscal year period

•	Same store sales increase of 0.4% in non-Hurricane Harvey markets

•	Earnings of $0.62 per diluted share, an increase of 17.0% over the prior fiscal year period

•	Second quarter retail gross margin of 40.5%

•	Consolidated operating margin of 10.4%

•	Credit spread of 890 basis points, the best second quarter credit spread in six years

•	Credit segment revenues of $94.8 million, an increase of 7.5% over the prior fiscal year period

•	Net income of $20.0 million, compared to $17.0 million during the prior fiscal year period

•	Adjusted EBITDA of $54.0 million, or 13.5% of total revenues

•	Repurchase of 1.9 million shares at an average share price of $18.30

Second Quarter Results
Net income for the three months ended July 31, 2019 was $20.0 million, or $0.62 per diluted share, compared to net income for the three months ended July 31, 2018 of $17.0 million, or $0.53 per diluted share. On a non-GAAP basis, adjusted net income for the three months ended July 31, 2019 was $20.0 million, or $0.62 per diluted share. This compares to adjusted net income for the three months ended July 31, 2018 of $18.3 million, or $0.57 per diluted share, which excludes the loss on extinguishment of debt from the early retirement of our Series 2017-A Class B and C Notes and a contingency reserve related to a regulatory matter.
Retail Segment Second Quarter Results
Retail revenues were $306.3 million for the three months ended July 31, 2019 compared to $296.4 million for the three months ended July 31, 2018, an increase of $9.9 million or 3.3%. The increase in retail revenue was primarily driven by new store growth, partially offset by a decrease in same store sales of 2.3%. The decrease in same store sales was driven by a decrease of 9.3% in markets impacted by Hurricane Harvey, partially offset by an increase of 0.4% in markets not impacted by Hurricane Harvey. Same store sales include e-commerce sales. We believe the decrease in same store sales in markets impacted by Hurricane Harvey was primarily the result of the impact of rebuilding efforts during the three months ended July 31, 2018 in these markets.
For the three months ended July 31, 2019 and 2018, retail segment operating income was $36.1 million and $39.2 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended July 31, 2019 was $36.1 million. On a non-GAAP basis, adjusted retail segment operating income for the three months ended July 31, 2018 was $39.5 million after excluding a charge associated with a contingency reserve related to a regulatory matter.
The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,						Same Store
(dollars in thousands)	2019	% of Total	2018	% of Total	Change	% Change	% Change
Furniture and mattress	$99,455	32.5%	$97,066	32.8%	$2,389	2.5%	—%
Home appliance	99,356	32.5	91,471	30.9	7,885	8.6	3.4
Consumer electronics	53,692	17.5	55,654	18.8	(1,962)	(3.5)	(12.2)
Home office	17,883	5.8	19,289	6.5	(1,406)	(7.3)	(11.2)
Other	4,192	1.4	3,699	1.2	493	13.3	6.3
Product sales	274,578	89.7	267,179	90.2	7,399	2.8	(2.1)
Repair service agreement commissions (1)	27,647	9.0	25,662	8.6	1,985	7.7	(3.6)
Service revenues	3,837	1.3	3,472	1.2	365	10.5
Total net sales	$306,062	100.0%	$296,313	100.0%	$9,749	3.3%	(2.3)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
Credit Segment Second Quarter Results
Credit revenues were $94.8 million for the three months ended July 31, 2019 compared to $88.2 million for the three months ended July 31, 2018, an increase of $6.6 million or 7.5%. The increase in credit revenue primarily resulted from the origination of our higher-yielding direct loan product, which resulted in an increase in the portfolio yield rate to 21.9% from 21.3% for the comparative period in fiscal year 2019, and from a 3.0% increase in the average outstanding balance of the customer accounts receivable portfolio. In addition, insurance income contributed to the increase in credit revenue over the prior year period primarily due to an increase in insurance retrospective income for the three months ended July 31, 2019. The total customer accounts receivable portfolio balance was $1.56 billion at July 31, 2019 compared to $1.51 billion at July 31, 2018, an increase of 3.3%.
Provision for bad debts decreased to $49.8 million for the three months ended July 31, 2019 compared to $50.5 million for the three months ended July 31, 2018, a decrease of $0.7 million. The decrease was driven by lower net charge-offs of $1.6 million for the three months ended July 31, 2019 compared to the three months ended July 31, 2018, partially offset by a larger increase in the allowance for bad debts for the three months ended July 31, 2019. The larger increase in the allowance for bad debts was primarily driven by the year-over-year increase in the carrying value of the customer accounts receivable portfolio from July 31, 2018.
Credit segment operating income was $5.7 million for the three months ended July 31, 2019, compared to $0.0 million for the three months ended July 31, 2018.

Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended July 31, 2019, to be filed with the Securities and Exchange Commission on September 3, 2019.
Share Repurchase Program
On May 30, 2019, our Board of Directors approved a stock repurchase program, effective as of May 31, 2019, pursuant to which we may repurchase up to $75.0 million of our outstanding common stock. The program will remain effective for one year, unless extended by the Board of Directors. During the three months ended July 31, 2019, we repurchased 1,874,846 shares of our common stock at an average weighted cost per share of $18.30 for an aggregate amount of $34.3 million. Through August 29, 2019, we repurchased a total of 3,082,536 shares of our common stock at an average weighted cost per share of $18.79 for an aggregate amount of $57.9 million.
Store and Facilities Update
The Company opened four new Conn’s HomePlus® stores during the second quarter of fiscal year 2020 and has opened two new Conn’s HomePlus® stores and one distribution center during the third quarter of fiscal year 2020, bringing the total store count to 133 in 14 states. During fiscal year 2020, the Company plans to open a total of 14 new stores in existing states to leverage current infrastructure. In addition, the Company announced its planned expansion into the Florida market with the first store expected to open in the second half of fiscal year 2021. To support this expansion, the Company plans to open a distribution center in central Florida within the next twelve months.
Liquidity and Capital Resources
As of July 31, 2019, the Company had $403.0 million of immediately available borrowing capacity under its $650.0 million revolving credit facility, with an additional $81.0 million that may become available under the Company’s revolving credit facility if the Company grows the balance of eligible customer receivables and total eligible inventory balances under the borrowing base. The Company also had $7.6 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company’s expectations for the business for the third quarter of fiscal year 2020:

•	Total retail sales growth between 4% and 8%;

•	Change in same store sales between negative 3% and positive 1%;

◦	Markets not impacted by Hurricane Harvey between negative 2% and positive 2%; and

◦	Markets impacted by Hurricane Harvey between negative 8% and negative 4%;

•	Retail gross margin between 40.0% and 40.5% of total net retail sales;

•	Selling, general and administrative expenses between 32.25% and 33.25% of total revenues;

•	Provision for bad debts between $46.5 million and $50.5 million;

•	Finance charges and other revenues between $94.0 million and $98.0 million;

•	Interest expense between $14.5 million and $15.5 million; and

•	Effective tax rate between 27% and 29% of pre-tax income.
Conference Call Information
The Company will host a conference call on September 3, 2019, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended July 31, 2019 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal year 2020 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 10, 2019 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13693561.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 133 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, gaming products and home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; the expected timing and amount of our share repurchases; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Revenues:
Total net sales	$306,062	$296,313	$568,041	$572,069
Finance charges and other revenues	94,997	88,307	186,530	170,938
Total revenues	401,059	384,620	754,571	743,007
Costs and expenses:
Cost of goods sold	182,065	173,627	339,293	340,216
Selling, general and administrative expense	127,484	120,690	245,398	235,568
Provision for bad debts	49,736	50,751	89,782	94,907
Charges and credits	—	300	(695)	300
Total costs and expenses	359,285	345,368	673,778	670,991
Operating income	41,774	39,252	80,793	72,016
Interest expense	14,396	15,566	28,893	32,386
Loss on extinguishment of debt	—	1,367	—	1,773
Income before income taxes	27,378	22,319	51,900	37,857
Provision for income taxes	7,404	5,308	12,417	8,114
Net income	$19,974	$17,011	$39,483	$29,743
Income per share:
Basic	$0.64	$0.54	$1.25	$0.94
Diluted	$0.62	$0.53	$1.23	$0.92
Weighted average common shares outstanding:
Basic	31,442,909	31,652,017	31,660,320	31,597,225
Diluted	31,958,704	32,242,463	32,198,024	32,210,759

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Revenues:
Product sales	$274,578	$267,179	$509,023	$516,493
Repair service agreement commissions	27,647	25,662	51,671	48,525
Service revenues	3,837	3,472	7,347	7,051
Total net sales	306,062	296,313	568,041	572,069
Other revenues	203	98	405	112
Total revenues	306,265	296,411	568,446	572,181
Costs and expenses:
Cost of goods sold	182,065	173,627	339,293	340,216
Selling, general and administrative expense	88,147	83,003	167,769	160,755
Provision for bad debts	(19)	243	110	503
Charges and credits	—	300	(695)	300
Total costs and expenses	270,193	257,173	506,477	501,774
Operating income	$36,072	$39,238	$61,969	$70,407
Retail gross margin	40.5%	41.4%	40.3%	40.5%
Selling, general and administrative expense as percent of revenues	28.8%	28.0%	29.5%	28.1%
Operating margin	11.8%	13.2%	10.9%	12.3%
Store count:
Beginning of period	127	118	123	116
Opened	4	—	8	2
End of period	131	118	131	118

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Revenues:
Finance charges and other revenues	$94,794	$88,209	$186,125	$170,826
Costs and expenses:
Selling, general and administrative expense	39,337	37,687	77,629	74,813
Provision for bad debts	49,755	50,508	89,672	94,404
Total costs and expenses	89,092	88,195	167,301	169,217
Operating income	5,702	14	18,824	1,609
Interest expense	14,396	15,566	28,893	32,386
Loss on extinguishment of debt	—	1,367	—	1,773
Loss before income taxes	$(8,694)	$(16,919)	$(10,069)	$(32,550)
Selling, general and administrative expense as percent of revenues	41.5%	42.7%	41.7%	43.8%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	10.2%	10.1%	10.0%	10.0%
Operating margin	6.0%	—%	10.1%	0.9%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2019	2018
Weighted average credit score of outstanding balances (1)	594	594
Average outstanding customer balance	$2,711	$2,503
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	8.7%	8.7%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)(4)	25.8%	24.9%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$97,510	$83,496
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	13.3%	13.5%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	23.7%	20.9%

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Total applications processed (5)	311,062	295,564	569,849	579,050
Weighted average origination credit score of sales financed (1)	609	610	609	609
Percent of total applications approved and utilized	28.0%	31.4%	27.8%	30.9%
Average income of credit customer at origination	$45,700	$43,700	$45,500	$43,700
Percent of retail sales paid for by:
In-house financing, including down payment received	68.8%	70.5%	68.5%	70.3%
Third-party financing	17.7%	16.4%	16.9%	15.7%
Third-party lease-to-own option	6.5%	6.4%	7.3%	6.9%
	93.0%	93.3%	92.7%	92.9%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

(4)
First time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas included in the re-aged balance as of July 31, 2019 and July 31, 2018 were 1.1% and 2.8%, respectively, of the total customer portfolio carrying value.

(5)	The total applications processed during the three and six months ended July 31, 2018, we believe, reflect the impact of the rebuilding efforts following Hurricane Harvey.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	July 31, 2019	January 31, 2019

Assets
Current Assets:
Cash and cash equivalents	$7,563	$5,912
Restricted cash	68,219	59,025
Customer accounts receivable, net of allowances	664,980	652,769
Other accounts receivable	67,056	67,078
Inventories	213,513	220,034
Income taxes receivable	763	407
Prepaid expenses and other current assets	9,948	9,169
Total current assets	1,032,042	1,014,394
Long-term portion of customer accounts receivable, net of allowances	653,831	686,344
Property and equipment, net	174,225	148,983
Operating lease right-of-use assets	248,707	—
Deferred income taxes	25,612	27,535
Other assets	11,808	7,651
Total assets	$2,146,225	$1,884,907
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of debt and finance lease obligations	$2,558	$54,109
Accounts payable	73,205	71,118
Accrued expenses	81,401	81,433
Operating lease liability - current	33,398	—
Other current liabilities	15,537	30,908
Total current liabilities	206,099	237,568
Deferred rent	—	93,127
Operating lease liability - non current	331,010	—
Long-term debt and finance lease obligations	945,981	901,222
Other long-term liabilities	26,400	33,015
Total liabilities	1,509,490	1,264,932
Stockholders’ equity	636,735	619,975
Total liabilities and stockholders’ equity	$2,146,225	$1,884,907

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:

To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating income, adjusted retail segment operating margin, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results and (3) in the case of adjusted EBITDA, it is used for management incentive programs.

RETAIL SEGMENT ADJUSTED OPERATING INCOME AND RETAIL SEGMENT ADJUSTED OPERATING MARGIN

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Retail segment operating income, as reported	$36,072	$39,238	$61,969	$70,407
Adjustments:
Facility relocation costs (1)	—	—	(695)	—
Securities related matter and other legal fees (2)	—	300	—	300
Retail segment operating income, as adjusted	$36,072	$39,538	$61,274	$70,707
Retail segment total revenues	$306,265	$296,411	$568,446	$572,181
Retail segment operating margin:
As reported	11.8%	13.2%	10.9%	12.3%
As adjusted	11.8%	13.3%	10.8%	12.4%

(1)	Represents a gain from increased sublease income related to the consolidation of our corporate headquarters.

(2)	Represents costs associated with a contingency reserve related to a regulatory matter.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER DILUTED SHARE

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Net income, as reported	$19,974	$17,011	$39,483	$29,743
Adjustments:
Facility relocation costs (1)	—	—	(695)	—
Securities related matter and other legal fees (2)	—	300	—	300
Loss on extinguishment of debt (3)	—	1,367	—	1,773
Tax impact of adjustments	—	(397)	156	(444)
Net income, as adjusted	$19,974	$18,281	$38,944	$31,372
Weighted average common shares outstanding - Diluted	31,958,704	32,242,463	32,198,024	32,210,759
Diluted earnings per share:
As reported	$0.62	$0.53	$1.23	$0.92
As adjusted	$0.62	$0.57	$1.21	$0.97

(1)	Represents a gain from increased sublease income related to the consolidation of our corporate headquarters.

(2)	Represents costs associated with a contingency reserve related to a regulatory matter.

(3)	Represents costs incurred for the early retirement of our debt.
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended July 31,		Six Months Ended July 31,
	2019	2018	2019	2018
Net income	$19,974	$17,011	$39,483	$29,743
Adjustments:
Depreciation expense	8,830	7,774	17,682	15,434
Interest expense	14,396	15,566	28,893	32,386
Provision for income taxes	7,404	5,308	12,417	8,114
Facility relocation costs (1)	—	—	(695)	—
Securities-related regulatory matter and other legal fees (2)	—	300	—	300
Loss on extinguishment of debt (3)	—	1,367	—	1,773
Stock-based compensation expense	3,419	3,042	6,636	5,562
Adjusted EBITDA	$54,023	$50,368	$104,416	$93,312
Total revenues	$401,059	$384,620	$754,571	$743,007

Operating Margin	10.4%	10.2%	10.7%	9.7%
Adjusted EBITDA Margin	13.5%	13.1%	13.8%	12.6%

(1)	Represents a gain from increased sublease income related to the consolidation of our corporate headquarters.

(2)	Represents costs associated with a contingency reserve related to a regulatory matter.

(3)	Represents costs incurred for the early retirement of our debt.